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IMCLONE APPOINTS DR. BERNHARD EHMER SENIOR VICE PRESIDENT AND MANAGING DIRECTOR, INTERNATIONAL OPERATIONS

NEW YORK, June 2, 2008 - ImClone Systems Incorporated (NASDAQ: IMCL - News), a global leader in the development and commercialization of novel antibodies to treat cancer, today announced that it has appointed Bernhard Ehmer, M.D. as Senior Vice President and Managing Director, International Operations, effective May 30, 2008.

Dr. Ehmer, age 53, brings to ImClone more than 20 years of experience in clinical development and global operations in the pharmaceutical industry, with a majority of his career in senior management positions overseeing the development of oncology therapeutics. One of the oncology products that Dr. Ehmer oversaw the development and international registration of includes ERBITUX® (cetuximab), during the time he was at Merck KGaA, ImClone’s ERBITUX partner outside of North America.

“Bernhard was one of the early and most influential champions of the ERBITUX clinical development and international registration efforts, and we are delighted to have him join the ImClone team to help lead this next phase of our global expansion,” said John H. Johnson, Chief Executive Officer of ImClone. “Bernhard’s vast experience in the development of antibodies for oncology and other therapeutic areas will be of significant value as we continue to pursue activities to maximize the commercial potential of ERBITUX and our proprietary pipeline of novel antibodies around the world.”

Mr. Johnson continued, “Concurrent with Bernhard’s appointment, we are pleased to announce that we have established operations in Germany, our first official corporate presence outside of the U.S. We are currently conducting global clinical trials and this is a key step in furthering our relationships with key opinion leaders and regulatory agencies worldwide. Further strengthening our operational capabilities and international reach are important elements of ImClone’s overall strategy to be a more fully-integrated global leader in therapeutic antibodies.”

Dr. Ehmer most recently served as President and Chief Executive Officer of Fresenius Biotech, a company that is focused on the development and commercialization of biopharmaceuticals in the fields of oncology and transplantation medicine. Prior to joining Fresenius Biotech, Dr. Ehmer served as Managing Director and Chief Executive Officer of Biopheresis Technologies from May 2006 to April 2007. Biopheresis is focused on the development and commercialization of the company’s patented system for immunological cancer treatment.

“I am excited to have the opportunity to contribute to the development of ImClone’s promising clinical pipeline aimed at achieving relevant improvements in treatment outcomes in cancer patients worldwide,” commented Dr. Ehmer.

Dr. Ehmer was with Merck KGaA for eight years, joining the company in 1998 and taking on positions of increasing responsibility throughout his tenure, including Head of Clinical R&D Operations, Vice President and Head of Business Area Oncology and, most recently, Vice President and Head of Corporate Strategic Planning and Alliance Management. While at Merck KGaA, he was a key contributor to the clinical development of ERBITUX, including Phase 3 trials in the drug’s currently approved indications of colorectal cancer and head and neck cancer, as well as non-small cell lung cancer, and the regulatory approval of ERBITUX outside North America. ERBITUX is currently approved in more than 70 countries.

From 1986 to 1998, Dr. Ehmer was with Boehringer Mannheim, where he held operational positions of increasing responsibility and most recently served as Head of the company’s Therapeutics Regional Office in Singapore. Dr. Ehmer has a medical degree from the University of Munich and Heidelberg and performed his residency in Internal Medicine at the Academic Teaching Hospital at the University from 1983 to 1986. Dr. Ehmer is the author or co-author of approximately 60 scientific publications.

About ERBITUX® (Cetuximab)
ERBITUX (cetuximab) is a monoclonal antibody (IgG1 Mab) designed to inhibit the function of a molecular structure expressed on the surface of normal and tumor cells called the epidermal growth factor receptor (EGFR, HER1, c-ErbB-1). In vitro assays and in vivo animal studies have shown that binding of ERBITUX to the EGFR blocks phosphorylation and activation of receptor-associated kinases, resulting in inhibition of cell growth, induction of apoptosis, and decreased matrix metalloproteinase and vascular endothelial growth factor production. In vitro, ERBITUX can mediate antibody-dependent cellular cytotoxicity (ADCC) against certain human tumor types. In vitro assays and in vivo animal studies have shown that cetuximab inhibits the growth and survival of tumor cells that express the EGFR. No anti-tumor effects of cetuximab were observed in human tumor xenografts lacking EGFR expression.

Squamous Cell Carcinoma of the Head and Neck (SCCHN)
ERBITUX, in combination with radiation therapy, is indicated for the initial treatment of locally or regionally advanced squamous cell carcinoma of the head and neck. ERBITUX, as a single agent, is indicated for the treatment of patients with recurrent or metastatic squamous cell carcinoma of the head and neck for whom prior platinum-based therapy has failed.

Colorectal Cancer
ERBITUX, as a single agent, is indicated for the treatment of EGFR-expressing metastatic colorectal cancer after failure of both irinotecan- and oxaliplatin-based regimens. ERBITUX, as a single agent, is also indicated for the treatment of EGFR-expressing metastatic colorectal cancer in patients who are intolerant to irinotecan-based regimens.

ERBITUX, in combination with irinotecan, is indicated for the treatment of EGFR-expressing metastatic colorectal carcinoma in patients who are refractory to irinotecan-based chemotherapy. The effectiveness of ERBITUX in combination with irinotecan is based on objective response rates. Currently, no data are available that demonstrate an improvement in disease-related symptoms or increased survival with ERBITUX in combination with irinotecan for the treatment of EGFR-expressing metastatic colorectal carcinoma.

For full prescribing information, including boxed WARNINGS regarding infusion reactions and cardiopulmonary arrest, visit http://www.ERBITUX.com.

IMPORTANT SAFETY INFORMATION
Grade 3/4 infusion reactions occurred in approximately 3% of patients receiving ERBITUX (Cetuximab) in clinical trials, with fatal outcome reported in less than 1 in 1000. Serious infusion reactions, requiring medical intervention and immediate, permanent discontinuation of ERBITUX, included rapid onset of airway obstruction (bronchospasm, stridor, hoarseness), hypotension, loss of consciousness, and/or cardiac arrest. Most reactions (90%) were associated with the first infusion of ERBITUX despite premedication with antihistamines. Caution must be exercised with every ERBITUX infusion, as there were patients who experienced their first severe infusion reaction during later infusions. Monitor patients for 1 hour following ERBITUX infusions in a setting with resuscitation equipment and other agents necessary to treat anaphylaxis (eg, epinephrine, corticosteroids, intravenous antihistamines, bronchodilators, and oxygen). Longer observation periods may be required in patients who require treatment for infusion reactions.

Cardiopulmonary arrest and/or sudden death occurred in 4 (2%) of 208 patients with squamous cell carcinoma of the head and neck treated with radiation therapy and ERBITUX, as compared to none of 212 patients treated with radiation therapy alone. Fatal events occurred within 1 to 43 days after the last ERBITUX treatment. Carefully consider the use of ERBITUX in combination with radiation therapy in head and neck cancer patients with a history of coronary artery disease, congestive heart failure or arrhythmias in light of these risks. Closely monitor serum electrolytes including serum magnesium, potassium, and calcium during and after ERBITUX therapy.

Interstitial lung disease (ILD), which was fatal in one case, occurred in 4 of 1570 (<0.5%) patients receiving ERBITUX in clinical trials. Interrupt ERBITUX for acute onset or worsening of pulmonary symptoms. Permanently discontinue ERBITUX where ILD is confirmed.

In clinical studies of ERBITUX, dermatologic toxicities, including acneform rash, skin drying and fissuring, paronychial inflammation, infectious sequelae (eg, S. aureus sepsis, abscess formation, cellulitis, blepharitis, cheilitis), and hypertrichosis, occurred in patients receiving ERBITUX therapy. Acneform rash occurred in 76-88% of 1373 patients receiving ERBITUX in clinical trials. Severe acneform rash occurred in 1-17% of patients. Acneform rash usually developed within the first two weeks of therapy and resolved in a majority of the patients after cessation of treatment, although in nearly half, the event continued beyond 28 days. Monitor patients receiving ERBITUX for dermatologic toxicities and infectious sequelae. Sun exposure may exacerbate these effects.

The safety of ERBITUX in combination with radiation therapy and cisplatin has not been established. Death and serious cardiotoxicity were observed in a single-arm trial with ERBITUX, radiation therapy, and cisplatin (100 mg/m2) in patients with locally advanced squamous cell carcinoma of the head and neck. Two of 21 patients died, one as a result of pneumonia and one of an unknown cause. Four patients discontinued treatment due to adverse events. Two of these discontinuations were due to cardiac events.

Hypomagnesemia occurred in 55% (199/365) of patients receiving ERBITUX and was severe (NCI CTC grades 3 & 4) in 6-17%. The onset of hypomagnesemia and accompanying electrolyte abnormalities occurred days to months after initiation of ERBITUX therapy. Monitor patients periodically for hypomagnesemia, hypocalcemia and hypokalemia, during, and for at least 8 weeks following the completion of, ERBITUX therapy. Replete electrolytes as necessary.

The overall incidence of late radiation toxicities (any grade) was higher with ERBITUX in combination with radiation therapy compared with radiation therapy alone. The following sites were affected: salivary glands (65%/56%), larynx (52%/36%), subcutaneous tissue (49%/45%), mucous membranes (48%/39%), esophagus (44%/35%), and skin (42%/33%) in the ERBITUX and radiation versus radiation alone arms, respectively. The incidence of grade 3 or 4 late radiation toxicities were similar between the radiation therapy alone and the ERBITUX plus radiation therapy arms.

In women of childbearing potential, appropriate contraceptive measures must be used during treatment with ERBITUX and for 6 months following the last dose of ERBITUX. ERBITUX should only be used during pregnancy if the potential benefit justifies the potential risk to the fetus.

The most serious adverse reactions associated with ERBITUX across all studies were infusion reactions, cardiopulmonary arrest, dermatologic toxicity and radiation dermatitis, sepsis, renal failure, interstitial lung disease, and pulmonary embolus.

The most common adverse reactions associated with ERBITUX (incidence ≥25%) are cutaneous adverse reactions (including rash, pruritus, and nail changes), headache, diarrhea, and infection.

The most frequent adverse events seen in patients with carcinomas of the head and neck receiving ERBITUX in combination with radiation therapy (n=208) versus radiation alone (n=212) (incidence ≥50%) were acneform rash (87%/10%), radiation dermatitis (86%/90%), weight loss (84%/72%), and asthenia (56%/49%). The most common grade 3/4 adverse events (≥10%) included: radiation dermatitis (23%), acneform rash (17%), and weight loss (11%).

The most frequent adverse events seen in patients with metastatic colorectal cancer (n=288) in the ERBITUX + best supportive care arm (incidence ≥ 50%) were fatigue (89%), rash/desquamation (89%), abdominal pain (59%), and pain-other (51%). The most common grade 3/4 adverse events (≥10%) included: fatigue (33%), pain-other (16%), dyspnea (16%), abdominal pain (14%), infection without neutropenia (13%), rash/desquamation (12%), and gastrointestinal-other (10%).

The most frequent adverse events seen in patients with metastatic colorectal cancer (n=354) treated with ERBITUX plus irinotecan in clinical trials (incidence ≥ 50%) were acneform rash (88%), asthenia/malaise (73%), diarrhea (72%), and nausea (55%). The most common grade 3/4 adverse events (≥ 10%) included: diarrhea (22%), leukopenia (17%), asthenia/malaise (16%), and acneform rash (14%).

About ImClone Systems
ImClone Systems Incorporated is a fully integrated biopharmaceutical company committed to advancing oncology care by developing and commercializing a portfolio of targeted biologic treatments designed to address the medical needs of patients with a variety of cancers. The Company’s research and development programs include growth factor blockers and angiogenesis inhibitors. ImClone Systems’ headquarters and research operations are located in New York City, with additional administration and manufacturing facilities in Branchburg, New Jersey. For more information about ImClone Systems, please visit the Company’s web site at http://www.imclone.com.

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although the company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those currently expected. Many of these factors are beyond the company's ability to control or predict. Important factors that may cause actual results to differ materially and could impact the company and the statements contained in this news release can be found in the company's filings with the Securities and Exchange Commission, particularly those factors identified as “risk factors” in the Company’s most recent annual report of Form 10-K and in its quarterly reports on Form 10-Q and current reports on Form 8-K. For forward-looking statements in this news release, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

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